EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                        STATE OF                   PERCENTAGE
           NAME                      INCORPORATION                OF OWNERSHIP
---------------------------         ----------------            ----------------
The Ohio Valley Bank Company              Ohio                         100%

Loan Central, Inc.                        Ohio                         100%

Ohio Valley Financial Services
  Agency, LLC.                            Ohio                         100%

Ohio Valley Statutory Trust I             Ohio                         100%

Ohio Valley Statutory Trust II            Ohio                         100%

BSG Title Services, LLC.                  Ohio                          40%

ProFinance Holdings Corporation           Ohio                           9%